Exhibit 99.4

Q4 2019 Letter to Shareholders

Letter to Shareholders

In 2019 TerraForm Power made substantial progress executing its business plan of acquiring high quality assets for value, enhancing the cash flow from its existing asset base and strengthening its balance sheet. As a number of the key initiatives were completed during the course of the year, our financials do not fully reflect these benefits.  Nonetheless, Terraform Power increased Cash Available For Distribution (“CAFD”) per share by 17% year-over-year, primarily driven by the full year contribution from the acquisition of Saeta.  The following are a few select highlights from 2019 and subsequent to year-end:

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Executed value-adding acquisitions totaling 480 MW, including the acquisition of 320 MW of DG solar assets in the United States and recent acquisitions of 145 MW of solar plants in Spain, deploying equity of approximately $440 million;

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Received all permits and a non-materiality determination from the New York Independent System Operator (“NYISO”) required for our two repowering projects in New York that total 160 MW and continue to target a commercial operation date in 2021;

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Upon signing project-level Long Term Service Agreements (“LTSAs”), transitioned 15 out of 16 wind farms in North America to GE who are providing O&M services, an initiative that is expected to reduce annual O&M expenses by $20 million;

●	Replaced our legacy operator in Europe with the original equipment manufacturers for all of our wind farms and executed LTSAs that are expected to lock-in an annualized cost reduction of $4 million;

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Signed a Framework Agreement with SMA Solar Technology (“SMA”) to provide O&M services for our North American solar fleet, an initiative that is expected to reduce annualized costs by approximately $5 million and convey robust performance guarantees to our fleet; and

●	Executed Terraform Power’s inaugural equity offering, raising $300 million at a price of $16.77 per share or a 50% premium to the stock price as of the beginning of 2019.

Growth Initiatives

During 2019, we continued to execute our growth strategy, focusing on organic growth initiatives and value-based, third-party acquisitions.

With regards to repowerings of wind farms, we made substantial progress on our two New York projects (Cohocton and Steel Winds) totaling ~160 MW.  We secured all New York state permits required to commence the repowerings and received a non-materiality determination from NYISO, ensuring that we will not have to re-open our interconnection agreements to accommodate the ~25% increase in energy from this initiative. Finally, we executed Payment in Lieu of Taxes (PILOT) agreements with local municipalities for both projects ensuring favorable tax treatment over the long-term.  In terms of next steps, we are currently negotiating key commercial terms of an agreement with GE to secure 80% PTC safe-harbored turbines, and we are in negotiations regarding energy and renewable energy credit hedge agreements with a combination of corporate customers and large financial institutions. The New York repowerings are expected to earn a blended, unlevered after-tax return in the low-teens and de-risk cashflow from these facilities by replacing Clipper turbines, which historically have had operational issues.

Q4 2019 Letter to Shareholders

The biggest acquisition that we executed in 2019 was our ~$720 million acquisition of the AltaGas DG portfolio which closed in September, adding approximately ~320 MW of DG solar assets to our existing portfolio. We expect to earn a levered return on equity within our targeted range of 9% to 11% on this acquisition. We now own ~750 MW of DG, making Terraform Power one of the largest DG operators in the United States. Diversified across 27 states, the District of Columbia, Puerto Rico and Canada, and with over 300 commercial and industrial customers, our DG portfolio is comprised of assets with an average age of 5 years that have power purchase agreements with an average remaining term of approximately 15 years.

In November, we entered into an agreement to acquire a 100 MW portfolio of regulated Concentrated Solar Power (“CSP”) projects in Spain for an equity investment of $103 million. The Portfolio is comprised of two ~50 MW CSP plants with nine hours of storage capacity that have an average remaining regulatory life of 19 years.  As part of the transaction, we are acquiring the operating company which provides O&M services to the plants and is regarded as one of the best CSP operators in the Spanish market.  We closed this acquisition in February of this year.  In December, we signed and closed the acquisition of 45 MW of regulated solar Photovoltaic (“PV”) assets in Spain for an equity investment of $60 million.  The portfolio is comprised of nine plants that have a remaining regulatory life of 21 years.  We expect to earn a blended return on equity on these investments that exceeds our targeted range of 9% to 11%.

Operations

During 2019, we continued to execute our plan of outsourcing O&M of our wind and solar fleets to best-in-class operators in order to lower our costs and shift operating risk through robust performance guarantees. As of year-end, we have successfully transitioned operatorship of 15 of 16 North American wind farms to GE, positioning Terraform Power to capture the lion’s share of the $20 million of expected annualized cost reductions. Negotiations are ongoing with tax equity investors of the final wind farm, and our expectation is to transition this project to GE by mid-year.  Furthermore, we are pleased to report that as of October 1, performance guarantees are in effect for all 15 wind farms that GE is operating.

In Spain, we replaced the legacy operator for all of our wind farms and executed LTSAs with the original equipment manufacturers. In the case of Uruguay and Portugal, we renegotiated the existing LTSAs to improve economics and drive improvements in the plants’ operational performance. We expect to lock-in annualized cost savings of $4 million, with attractive availability guarantees, from these LTSA agreements.

In November, we signed a Framework Agreement with SMA to provide O&M services for our North American solar fleet. As a result, ~1,000 MW of our solar fleet will be covered by the agreement, with expected annualized cost savings of ~$5 million. The Framework Agreement will help us mitigate operational risk through performance guarantees and provides incentives for SMA to identify opportunities to make accretive investments in our fleet such as repowerings and upgrades of inverters. The Framework Agreement also includes a volume discount, whereby we can add additional assets, such as our recently acquired DG portfolio, at attractive pricing, provided we meet or exceed certain volume thresholds. In January of 2020, we signed project LTSAs for ~510 MW of our portfolio and expect to fully transition these projects to SMA by April. Upon receipt of consent from project lenders and tax equity investors, we are targeting execution of the balance of the LTSAs and transfer of operations to SMA by mid-2020.

Q4 2019 Letter to Shareholders

In February of 2020, we signed an amendment to our O&M agreement with Cobra Instalaciones y Servicios (“Cobra”) for five of our CSP plants in Spain. Under the amended agreement, Cobra has agreed to pay for deferred maintenance that will improve the physical condition of the plants and increase production. In addition, the amended agreement provides for better alignment of incentives between owner and operator.  Cobra has agreed to increase the minimum production guarantee from the plants in exchange for greater sharing of upside above various production thresholds.

Financial Results

In 2019, we generated CAFD of $173 million, which was $47 million greater than 2018.  On a per share basis, CAFD was $0.81, which was a 17% increase over the prior year.  The increase was largely attributable to a full year contribution from the Saeta acquisition which closed in June of 2018, a partial year contribution from our recent DG acquisition and cost savings from the implementation of LTSAs in North America and Europe.  This was offset by lower availability from our North American wind fleet, as we accelerated deferred maintenance in order to implement the LTSAs, as well as lower realized prices in North American wind due to contract roll-off and greater negative basis in Texas and a decline in Spanish wholesale market prices.  Factoring in depreciation, amortization and other non-cash charges, Net (Loss) Income attributable to Class A shareholders was $(149) million compared to $12 million in 2018, primarily due to higher allocation of losses to non-controlling interests in the prior year related to the reduction in U.S. corporate tax rates.

On a same-store basis, TerraForm Power generated Adjusted EBITDA in 2019 of $413 million, which was an increase of $7 million or 2% compared to 2018.  The increase in same-store Adjusted EBITDA is mainly due to reduced O&M costs and liquidated damages as a result of performance guarantees attributable to our LTSAs with GE.

Liquidity Update

In 2019, we continued to capitalize on attractive market conditions to bolster our liquidity and position ourselves for growth.  In October, we issued $300 million of equity priced at $16.77 per share representing a 50% premium to our price at the beginning of 2019. This issue was comprised of our inaugural $250 million secondary public offering as well as a concurrent $50 million private placement to Brookfield Renewable.

During the year, we were very active on the liability management front at both the corporate and project levels, locking in historically low interest rates.  We issued $700 million of 10-year senior notes at a coupon of 4.75% and used the proceeds to repay our $300 million notes due 2025 and our $344 million Term Loan B due 2022. With that refinancing we expect to realize debt service savings of ~$6 million per year and extend our maturity profile such that we have no corporate maturities until 2023.  Over the course of 2019, we also completed seven non-recourse debt refinancings totaling $1.6 billion, raising net proceeds of ~$460 million and lowering our weighted average interest rate by ~50 bps.

As a result of these initiatives, our corporate liquidity stood at $1.3 billion as of the end of 2019, including our $500 million sponsor line with Brookfield.

Q4 2019 Letter to Shareholders

Legal and Regulatory Update

In Spain, Royal Decree Law (“RDL”) 17/2019, which established the new rate of reasonable return for renewable energy was enacted in November and ratified in parliament. According to the RDL, for certain plants already in operation on September of 2013 and that do not have an open litigation process against the Kingdom of Spain, the reasonable return will be extended at the current level of 7.4% for the next two regulatory periods until December 2031. This applies to all of our assets in Spain, excluding the 45 MW of PV solar projects that we acquired in December and the 100 MW of CSP projects that we acquired in February 2020.  These plants will earn a 7.1% return for the next six-year regulatory period.

Outlook

Despite substantial progress in executing its business plan, 2019 was a transitional year for Terraform Power from a financial perspective. We executed a number of key initiatives that significantly increased the value of our asset base, yet these initiatives were not fully reflected in our financial results.  In 2020 Terraform Power will benefit from nearly a full year of results from the 480 MW of acquisitions of DG assets in North America and regulated solar assets in Spain.  Furthermore, we should realize the vast majority of the benefits from the cost savings and performance guarantees in the O&M agreements for our wind and solar fleets.

As a result of the rapid global spread of the COVID-19 pandemic, there has been tremendous uncertainty as to the economic impact of the virus on supply chains and consumer demand as well as unprecedented volatility in the financial markets over the past few weeks.  Fortunately, we believe that Terraform Power is well positioned to ride out this crisis for the following reasons:

●	95% of our revenue is generated under long term contracts that have a weighted-average contract duration of ~13 years, which insulates our business from declines in commodity prices;

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We have a geographically diversified portfolio of projects, of which over 90% of our PPA offtakers are either investment grade credits or municipalities with investment grade characteristics, mitigating our exposure to any single region or counter-party;

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Our business is less labor intensive than most other industries, which enables us to allow many of our staff and contractors to work remotely for an extended period of time without impacting operations; and

●	Finally, our wind and solar assets are predominantly operational, mitigating our exposure to supply chain disruptions.

We will continue to monitor this situation closely, in particular focusing on the impact these events are having on service providers performing O&M on our assets and any adverse impact to our customers, but we remain confident in the resilience of our business.

As always, we look forward to updating you on our progress over the coming quarters.

Sincerely,

John Stinebaugh

Chief Executive Officer

March 17, 2020